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                                                                   Exhibit 10.7

[LOGO]                                           [LETTERHEAD]

August 18th, 1997

Jow H. Peng
44477 Parkmeadow Drive
Fremont, CA 94539


Dear Jow,

We have enjoyed talking with you and feel that your abilities and interests are a good match for the needs of Integrated Technology Express, Inc. (ITE). We are please to offer you the position of Director of Marketing-Communications commencing October 1st, 1997.

Your salary for this position will be $134,000 per year. Subject to approval from ITE's Board of Directors, you will be granted 80,000 shares (40,000 more shares will be granted after one year employment with ITE, the vesting schedule will be the same like the original 80,000 shares) of incentive stock option to purchase common stocks of ITE at a price to be decided by ITE's board of directors. For your reference the most recent stock option grants in March 1997 was priced at US$1.275 per share. The option is to be fully vested over four years with a vesting schedule of 20%, 25%, 30% and 25% each year commencing from the date of grant. Health and dental/vision insurance plan are also available after 30 days waiting period.

This letter confirms your representation to us that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full time employment with ITE (ii) you will not disclose any trade secret or confidential information of any third party to ITE, and (iii) you do not know of any conflict which would restrict your employment with ITE.

By accepting a position with ITE, you acknowledge that your employment is on an at-will basis and for an unspecified duration. Neither this offer letter nor any policy or procedure of ITE nor any other verbal representations shall confer any right to continuing employment. Either ITE or you may terminate your employment relationship at any time, with or without cause. You further understand that neither job performance, promotions, accommodations, bonuses and the like shall imply an obligation on the part of ITE to continue employment.

The terms of this offer are considered confidential information to ITE and we trust that you will treat it confidentially as between you and the Board of Directors.

If you have any questions concerning this offer, please contact Helen Hsu immediately at (408) 980-8168. If the terms of this offer are acceptable to you, please contact me. If you accept our offer, please sign this offer letter where indicated and return it to me at your earliest convenience.

We look forward to having you join the ITE team.

Very truly yours,

Integrated Technology Express, Inc.

/s/ Max Liu
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Max Liu
Sr. Director, Communications Product Division         Accepted and agreed

                                                         By:  /s/ Jao Pang
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